                                                                    Exhibit 12.1

                                                  BAY APARTMENT COMMUNITIES, INC.

                            RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                             Year
                                             Ended
                             January 1-      -----     March 17-    January 1-           Year Ended December 31,
                            September 30   December   December 31,    March 16        -----------------------------
                                1996         1995        1994          1994             1993      1992       1991
                               -------     --------     -------       ------          -------    -------    -------

Net Operating Income           $12,612     $ 11,460     $ 7,486       $ (716)         $  (447)   $(3,204)   $(2,840)

Plus (Less) Extraordinary
Items:
   Unamortized loan fee
      write-off                   $511          -0-         -0-          -0-              -0-        -0-        -0-
   Gain on sale                    -0-     $(2,412)         -0-          -0-              -0-        -0-        -0-


Plus Fixed Charges:
   Interest expense            $10,850     $ 11,472     $ 4,782       $2,358          $10,932    $11,738    $10,440
   Interest capitalized          1,700        3,641       2,096          -0-              -0-        712      1,129
   Debt cost amortization          550        1,278         241           80              218        997        651
   Preferred dividend            3,118          917         -0-          -0-              -0-        -0-        -0-
                               -------     --------     -------       ------          --------   -------    -------
     Total fixed charges (1)   $16,218     $ 17,308     $ 7,119       $2,438          $11,150    $13,447    $12,220


Less:
   Interest capitalized        $ 1,700     $  3,641     $ 2,096       $  -0-            $ -0-    $   712    $ 1,129
   Preferred dividend            3,118          917         -0-          -0-              -0-        -0-        -0-


Adjusted earnings (2)          $24,523     $ 21,798     $12,509       $1,722          $10,703    $ 9,531    $ 8,251
                               -------     --------     -------       ------          -------    -------    -------
Ratio (2 divided by 1)            1.51         1.26        1.76         0.71             0.96       0.71       0.68
                               -------     --------     -------       ------          -------    -------    -------

